Exhibit 99.2

DANAHER CORPORATION ANNOUNCES TRANSITION PLAN FOR CHIEF FINANCIAL OFFICER

Washington, D.C., November 16, 2004 - Danaher Corporation (NYSE:DHR) announced today that, effective April 4, 2005, Daniel L. Comas, the Company’s Senior Vice President, Finance and Corporate Development, will succeed Patrick W. Allender as Chief Financial Officer.  Mr. Allender will continue as an Executive Vice President of the company, and a member of the Office of the Chief Executive until at least the end of 2005 as he begins a gradual transition process toward retirement.

H. Lawrence Culp, Jr., Chief Executive Officer, stated, “This appointment is in accordance with the Company’s long-standing, comprehensive CFO succession plan. Dan Comas and I have worked together for thirteen years, and he is uniquely qualified to take on this important role. During his tenure at Danaher, Dan has consistently demonstrated superior leadership and has been a key driver of the corporation’s growth.  He has been instrumental in the development of a more strategic approach to growing our businesses, having personally managed numerous global acquisitions as we’ve built our six major platforms.”

Mr. Culp also stated, “I am personally pleased that our robust CFO succession planning process has functioned well, and that Pat will continue to work with us for quite some time in order to ensure a seamless CFO transition, as well as provide the wise counsel we value so highly.”

Mr. Comas, 40 years old, joined Danaher in 1991 in the Corporate Development organization. In 1996, he was appointed Vice President, Corporate Development, responsible for Danaher’s merger and acquisition activities, and in 1999 was given additional responsibility for the corporate treasury function.  In April of this year, Dan was appointed Senior Vice President, Finance and Corporate Development, and assumed further responsibility for legal services and corporate risk management.  Mr. Comas received his undergraduate degree in Economics from Georgetown University in 1986 and his Masters of Business Administration from Stanford University in 1991.

Danaher Corporation is a leading manufacturer of Process/Environmental Controls and Tools and Components. (www.danaher.com)

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include risks and uncertainties relating to customer and supplier relationships and prices, competition, market demand, litigation and other contingent liabilities, the integration and operation of acquired businesses, and economic, political, governmental and technological factors affecting the Company’s operations, markets, products, services and prices, among others, as set forth in the Company’s SEC filings.

Please Contact:

Andy Wilson
Vice President, Investor Relations
Danaher Corporation
2099 Pennsylvania Avenue
Washington, D.C. 20006

202.828.0850